Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Movano Inc. of our report dated March 10, 2021, relating to the financial statements of Movano Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty) appearing in the Form S-1 (No. 333-252671) of Movano Inc. as of and for the years ended December 31, 2020 and 2019, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

San Francisco, California

August 19, 2021